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                                                       Exhibit 12
THE ST. PAUL COMPANIES, INC. AND SUBSIDIARIES
Computation of Ratios


                                   Three Months Ended     Nine Months Ended
                                      September 30          September 30
                                   -------------------    -----------------
                                       1999       1998      1999       1998
                                     ------     ------     -----      -----
                                          (In millions, except ratios)
EARNINGS:
Income from continuing operations
 before income taxes and cumulative
 effect of accounting change           $180        $91      $735        $68
Add: fixed charges                       55         35       135        122
                                      -----      -----     -----      -----
   Income as adjusted                  $235       $126      $870       $190
                                      =====      =====     =====      =====

FIXED CHARGES:
Interest expense and amortization       $26        $19       $75        $60
Dividends on redeemable
 preferred securities                     9          9        28         28
Rental expense (1)                       20          7        32         34
                                      -----      -----     -----      -----
   Total fixed charges                   55         35       135        122

Preferred stock
 dividend requirements                    4          4        12         13
                                      -----      -----     -----      -----
  Total fixed charges and preferred
   stock dividend requirements          $59        $39      $147       $135
                                      =====      =====     =====      =====

Ratio of earnings to fixed charges     4.26       3.57      6.45       1.56
                                      =====      =====     =====      =====

Ratio of earnings to
combined fixed charges and preferred
 stock dividend requirements           3.97       3.19      5.91       1.41
                                      =====      =====     =====      =====

(1)Interest portion deemed implicit in total rent expense. Amounts for the three months and nine months ended Sept. 30, 1999 include an $11 million provision representative of interest included in charge for future lease buy-outs recorded in the third quarter of 1999 as a result of The St. Paul's cost reduction program. Amount for the nine months ended Sept. 30, 1998 includes an $11 million provision representative of interest included in charge for future lease buy-outs recorded in the second quarter of 1998 as a result of The St. Paul's merger with USF&G Corporation.